UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 30, 2016

Team Health Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34583	36-4276525
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

265 Brookview Centre Way, Suite 400 Knoxville, Tennessee		37919
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (865) 693-1000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 30, 2016, Team Health Holdings, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Tennessee Parent, Inc., a Delaware corporation (“Parent”) and Tennessee Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”) with the Company surviving the Merger as a wholly owned subsidiary of Parent.

The Board of Directors of the Company (the “Board of Directors”) unanimously determined that the transactions contemplated by the Merger Agreement, including the Merger, are in the best interests of the Company and its stockholders, and approved the Merger Agreement and the transactions contemplated thereby, and unanimously resolved to recommend that the Company’s stockholders vote to adopt and approve the Merger Agreement and the Merger.

At the effective time of the Merger (the “Effective Time”), each share of the Company’s common stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time (other than shares of the Company’s common stock held by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent, shares owned by the Company (including shares held in treasury) or any of its direct or indirect wholly-owned subsidiaries, and shares owned by stockholders who have properly made and not withdrawn or lost a demand for appraisal rights under Delaware law) will be converted into the right to receive $43.50 in cash, without interest and subject to applicable withholding taxes (the “Merger Consideration”).

Pursuant to the Merger Agreement, (i) each outstanding Company stock option will immediately vest and be cancelled and converted into the right to receive an amount in cash equal to the product of (x) the total number of shares of Company common stock subject to each Company stock option multiplied by (y) the excess, if any, of the Merger Consideration over the per share exercise price under such Company stock option and (ii) each outstanding Company restricted stock unit or similar stock right (other than Company performance share units and market stock units, each a “Company stock unit”) will be cancelled and converted into the right to receive an amount in cash equal to the product of (x) the number of shares of Company common stock subject to such Company stock unit multiplied by (y) the Merger Consideration. Each outstanding Company performance share unit will be cancelled at the Effective Time, and the holder of such Company performance share unit will be entitled to receive an amount in cash equal to the product of (x) the number of shares of Company common stock subject to such Company performance share unit (assuming performance resulted in a payout at the target level award) multiplied by (y) the Merger Consideration. Performance options will vest to the extent the relevant performance vesting thresholds are achieved based on the per share Merger Consideration and, with respect to market share units, a holder of market share units will be entitled to receive an amount in cash equal to the product of (x) the MSU End Price (as set forth in his applicable award agreement) and (y) the relevant performance multiplier (as set forth in his applicable award agreement) that is determined by reference to the per share Merger Consideration. The cash payments in respect of the cancelled equity awards will generally be paid as soon as reasonably practicable after the Effective Time, subject to potential delayed payment in the case of any equity awards subject to existing deferral elections.

The stockholders of the Company will be asked to vote on the adoption of the Merger Agreement and the Merger at a special stockholder meeting that will be held on a date to be announced as promptly as practicable following the customary Securities and Exchange Commission (the “SEC”) review process. The closing of the Merger is subject to a condition that the Merger Agreement be adopted by the affirmative vote of the holders of a majority of all of the outstanding shares of the Company’s common stock entitled to vote thereon at such meeting (the “Company Stockholder Approval”). Consummation of the Merger is also subject to (i) the absence of any law, injunction or other order that prohibits the consummation of the Merger, (ii) the expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (iii) other customary closing conditions, including the accuracy of each party’s representations and warranties, and each party’s compliance with its covenants and agreements contained in the Merger Agreement (subject in the case of this clause (iii) to certain materiality qualifiers).

Parent has obtained equity financing and debt financing commitments to finance the transactions contemplated by the Merger Agreement and pay related fees and expenses. Blackstone Capital Partners VII, L.P. (“Blackstone”) has committed to provide capital to Parent with an equity contribution of $2.7 billion, subject to the terms and conditions set forth in an equity commitment letter. JPMorgan Chase Bank, N.A., Barclays Bank PLC, Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley Senior Funding, Inc. and PSP Investments Credit USA LLC have agreed to provide committed acquisition debt financing of $4.015 billion, consisting of a $400 million senior secured revolving credit facility, a $2,600 million senior secured term facility and a $1,015 million senior unsecured bridge facility. The obligations of the lenders to provide debt financing under the debt commitment letter are subject to a number of customary conditions.

The Merger Agreement contains representations and warranties customary for transactions of this type. The Company has agreed to various customary covenants and agreements, including, among others, (i) agreements to conduct its and its subsidiaries’ and affiliated entities’ businesses in the ordinary and usual course of business during the period between the execution of the Merger Agreement and the Effective Time and not to engage in certain kinds of transactions during this period, and (ii) to call a special meeting of the stockholders to adopt the Merger Agreement (the “Stockholder Meeting”).

During the period from October 30, 2016 and continuing until 12:01 A.M. (New York time) on December 10, 2016 (the “Go-Shop Period”), the Company is permitted to solicit, initiate or encourage any Company acquisition proposal and engage in, enter into, continue or otherwise participate in any discussions or negotiations with respect to any acquisition proposal. At the end of the Go-Shop Period, the Company will cease such activities, and will be subject to customary “no-shop” restrictions on its ability to solicit third party proposals relating to alternative transactions or to provide information to and engage in discussions with a third party (other than any Excluded Party, as described below) in relation to an alternative transaction, subject to certain customary exceptions to permit the Board of Directors to comply with its fiduciary duties. However, until the tenth business day following the expiration of the Go-Shop Period (the “Cut-off Date”), the Company may continue to engage in the foregoing activities with any third party that made an acquisition proposal prior to the end of the Go-Shop Period that the Board of Directors has determined in good faith, after consultation with outside counsel and its financial advisors, is or could reasonably be expected to result in a superior proposal as defined in the Merger Agreement (each, an “Excluded Party”), but only for so long as such third party is an Excluded Party.

The Board of Directors has unanimously resolved to recommend that stockholders vote to adopt the Merger Agreement. Prior to obtaining the Company Stockholder Approval, under specified circumstances the Board of Directors may change its recommendation that stockholders vote to adopt the Merger Agreement if the Board of Directors determines in good faith after consultation with its outside legal counsel and, in the case of a superior proposal, its financial advisor that the failure to make a change of recommendation would be inconsistent with its fiduciary duties as a result of (i) an event, fact, development, circumstance or occurrence (other than an alternative proposal or superior proposal) that materially improves the business, assets, operations or prospects of the Company and its subsidiaries that was not known and was not reasonably foreseeable (or the implications and effects of which were not fully known and the consequences of which were not reasonably foreseeable to the Board of Directors as of the date of the Merger Agreement) to the Company or the Board of Directors as of the date of the Merger Agreement (an “Intervening Event”) or (ii) an unsolicited acquisition proposal that did not result from a material breach of the “no-shop” restrictions and which the Board of Directors determines in good faith would constitute a superior proposal if consummated (in which latter case the Company may also terminate the Merger Agreement to enter into such superior proposal upon payment of the termination fee, as described below). Before the Board of Directors may change its recommendation in connection with an Intervening Event or a superior proposal, or terminate the Merger Agreement to accept a superior proposal, the Company must provide Parent with a three business day period (subject to an additional two business day period in the event of material changes in respect of the Intervening Event or the superior proposal) during which the Company will negotiate in good faith with Parent to make adjustments to the Merger Agreement so that the failure to make a change of recommendation with respect such Intervening Event would not be inconsistent with its fiduciary duties or the competing proposal ceases to be a superior proposal and failure to terminate the Merger Agreement to accept a superior proposal would not be inconsistent with its fiduciary duties, as applicable.

The Merger Agreement contains certain termination rights for the Company and Parent, including the right of the Company to terminate the Merger Agreement to accept a superior proposal, subject to specified limitations, and provides that, upon termination of the Merger Agreement by the Company or Parent upon specified conditions, the Company will be required to pay Parent a termination fee of $50.4 million under specified conditions where the Company terminates the Merger Agreement in connection with its entry into a superior proposal with an Excluded Party and of $100.8 million under other specified conditions.

The Merger Agreement also provides that Parent will be required to pay the Company a reverse termination fee of $201.7 million (the “Reverse Termination Fee”) upon the termination of the Merger Agreement by the Company under specified conditions. Blackstone has entered into a limited guarantee with the Company to guarantee Parent’s obligation to pay Company the Reverse Termination Fee and make certain other specified payments to the Company, subject to the terms and conditions set forth in the limited guarantee.

In addition to the foregoing termination rights, and subject to certain limitations, either party may terminate the Merger Agreement if the Merger is not consummated by April 30, 2016 (as such date may be extended, the “End Date”).

Simultaneously with the execution and delivery of the Merger Agreement, JANA Partners LLC (“JANA”) entered into a voting agreement with Parent (the “Voting Agreement”), pursuant to which JANA agreed to vote its shares of the Company’s common stock: (i) in favor of the approval of the Merger Agreement and the approval of the Merger and the other transactions contemplated by the Merger Agreement; (ii) against any acquisition proposal, or any other transaction, proposal, agreement or action made in opposition to adoption of the Merger Agreement; and (iii) against (x) any action or agreement which could reasonably be expected to impede, interfere, delay discourage or adversely affect the Merger Agreement, the Merger or the Voting Agreement, (y) any acquisition proposal and (z) any action, proposal, transaction or agreement that could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of JANA under the Voting Agreement. JANA will be permitted to initiate, solicit or encourage any Company acquisition proposal and engage in, enter into, continue or otherwise participate in any discussions or negotiations with respect to any acquisition proposal to the extent that the Company is permitted to take such actions, and/or not prohibited from taking, such actions pursuant to the Merger Agreement.

JANA currently owns approximately 8% of the outstanding shares of the Company’s common stock. The Voting Agreement terminates automatically, among other things, upon the termination of the Merger Agreement.

A copy of the Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company. In particular, the representations and warranties contained in the Merger Agreement were made only for the purposes of the Merger Agreement as of the specific dates therein, and were solely for the benefit of the parties to the Merger Agreement. The representations and warranties contained in the Merger Agreement may be subject to limitations agreed upon by the parties to the Merger Agreement and are qualified by information in confidential disclosure schedules provided in connection with the signing of the Merger Agreement. These confidential disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement may be subject to a standard of materiality provided for in the Merger Agreement and have been used for the purpose of allocating risk among the parties, rather than establishing matters of fact. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

If the Merger is consummated, the Company’s common stock will be delisted from the New York Stock Exchange and deregistered under the Securities Exchange Act of 1934. The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, attached hereto as Exhibit 2.1 to this Current Report on Form 8-K, which is incorporated into this Item 1.01 by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year.

Effective October 30, 2016, the Board of Directors adopted resolutions to amend and restate the Company’s Amended and Restated By-laws to add a new Section 8.06 to Article VIII, which provides that unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of the Company, (B) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of the Company to the Company or the Company’s stockholders, (C) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware or the Certificate of Incorporation or the By-laws of the Company (as either may be amended from time to time) or a claim as to which Title 8 of the Delaware Code confers jurisdiction upon the Court of Chancery, or (D) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware, or if the Court of Chancery of the State of Delaware does not have jurisdiction, another court of the State of Delaware, or if no court of the State of Delaware has jurisdiction, the federal district court for the District of Delaware.

The foregoing description of the Company’s Amended and Restated By-laws is qualified in all respects by reference to the text of the Amended and Restated By-laws, a copy of which is attached as Exhibit 3.1 to this Current Report on Form 8-K, which is incorporated into this Item 5.03 by reference.

Item 7.01 Regulation FD Disclosure.

On October 31, 2016, the Company issued a press release announcing the transactions contemplated by the Merger Agreement. In light of the announcement of the transactions contemplated by the Merger Agreement, the Company will not be issuing an earnings release for the third quarter of 2016. Additionally, the Company is withdrawing the fiscal 2016 financial guidance previously provided and will not be issuing financial guidance in the future. The Company expects to file its Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 on or before November 7, 2016. A copy of the press release is furnished as Exhibit 99.1 hereto.

The press release is being furnished pursuant to Item 7.01, Regulation FD Disclosure. The information furnished is not deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, is not subject to the liabilities of that section and is not deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “should,” “may,” “plan,” “project,” “predict” and similar expressions. The Company cautions that such “forward looking statements,” including without limitation, those relating to the acquisition being completed within the anticipated timeframe or at all, the realization of the expected benefits of the acquisition, the Company’s, Parent’s and the combined business’s future business prospects, revenue, working capital, professional liability expense, liquidity, capital needs, interest costs and income, wherever they occur in this press release or in other statements attributable to the Company or Parent are necessarily estimates reflecting the judgment of the Company’s and Parent’s senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the “forward looking statements.” Factors that could cause our actual results to differ materially from those expressed or implied in such “forward-looking statements,” include but are not limited to the occurrence of any event that could give rise to a termination of the merger agreement, the risks that the proposed acquisition disrupts current plans and operations, current or future government regulation of the healthcare industry, exposure to professional liability lawsuits and governmental agency investigations, the adequacy of insurance coverage and insurance reserves, as well as those factors detailed from time to time in the Company’s filings with the SEC.

The Company’s forward looking statements speak only as of the date hereof and the date they are made. The Company disclaims any intent or obligation to update “forward looking statements” made in this press release to reflect changed assumptions, the occurrence of unanticipated events, or changes to future operating results over time.

Additional Information and Where to Find It

This filing may be deemed solicitation material in respect of the proposed acquisition of the Company by Parent. In connection with the proposed merger transaction, the Company will file with the SEC and furnish to the Company’s stockholders a proxy statement and other relevant documents. This filing does not constitute a solicitation of any vote or approval. Stockholders are urged to read the proxy statement when it becomes available and any other documents to be filed with the SEC in connection with the proposed merger or incorporated by reference in the proxy statement because they will contain important information about the proposed merger.

Investors will be able to obtain free of charge the proxy statement and other documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, the proxy statement and our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 are available free of charge through our website at www.teamhealth.com. as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC.

The directors, executive officers and certain other members of management and employees of the Company may be deemed “participants” in the solicitation of proxies from stockholders of the Company in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of the Company in connection with the proposed merger will be set forth in the proxy statement and the other relevant documents to be filed with the SEC. You can find information about the Company’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and in its definitive proxy statement filed with the SEC on Schedule 14A on April 11, 2016.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

See the Exhibit Index immediately following the signature page hereto, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEAM HEALTH HOLDINGS, INC.
Date: October 31, 2016
	By:	/s/ David P. Jones
Name: David P. Jones
Title: Chief Financial Officer

Index to Exhibits

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of October 30, 2016, by and among the Company, Tennessee Parent, Inc. and Tennessee Merger Sub, Inc.

3.1	Amended and Restated By-laws of Team Health Holdings, Inc.

99.1	Press release of the Company, dated as of October 31, 2016